Exhibit 99.1

Applied DNA Sciences Reports Fiscal Third Quarter 2016 Results

Company to Hold Conference Call and Webcast Today at 4:30 PM Eastern Time

STONY BROOK, NY. August 11, 2016 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (Twitter: @APDN) (Applied DNA) (the Company), a provider of DNA-based supply chain, anti-counterfeiting and anti-theft technology, product genotyping and product authentication solutions, announced results for the fiscal 2016 third quarter ended June 30, 2016.

“As we become further entrenched in the cotton supply chain, and demand for our SigNature T solution aligns with the industry’s seasonality that is centered on the ginning season running from September through January, the slope of demand has changed relative to last season. As a result, our third-quarter results reflect lower-than-expected revenues, ” stated Dr. James A. Hayward, Chairman and CEO of Applied DNA. “Our recent order to mark 10 million pounds of Acala cotton, a market segment in which we had no presence last season, commitments to mark in 50% more gins this season than the last, and growth in fiberTyping revenues this quarter, are evidence of the cotton industry’s continued adoption of DNA-marking. We anticipate that orders for DNA-marked cotton, and other fibers and textiles will positively impact our top-line performance.”

Continued Dr. Hayward, “The quarter is also reflective of the progress we have made with our commercial opportunities. I am pleased to report that we are in several pilot projects with commercial industrial products markets that relate to higher throughput marking, validation and authentication systems that were developed and scaled under our government/military contracts. With their completion, these pilot projects should convert into commercial-scale deployments and serve to further diversify our revenue stream.”

Concluded Dr. Hayward, “Applied DNA is uniquely positioned to utilize DNA as the molecular embodiment of brand. Over the past year, we have narrowed our aperture to focus on business verticals with near-term drivers of revenue and growth and have made significant strides in textiles and defense and we continue to make inroads in the industrial products market. All of these adopters are concluding that there is a clear and absolute economic benefit to deploying our DNA mark. As market awareness converts into adoption, given our technology, our infrastructure and our people, we believe we are very well positioned to succeed.”

Third Quarter Financial Highlights:

•	Revenues decreased 71% for the third quarter of fiscal 2016 to $653 thousand, compared with $2.3 million reported in the third quarter of fiscal 2015, and increased 14% from the $573 thousand reported in the second fiscal quarter ended March 31, 2016.
•	The year-over-year decrease in revenue is primarily attributable to the scheduled lower revenue from two government contract awards and a decrease in revenue related to sales to the textile industry for protecting cotton supply chains offset by an increase in consumer asset marking and fiberTyping revenues. The sequential increase in revenues resulted primarily from an increase in sales in consumer asset marking during the current fiscal quarter.
•	Total operating expenses for the third quarter of fiscal 2016 were $4.0 million, compared with $3.8 million in the prior year’s quarter, an increase of approximately $143 thousand or 4%. The increase in year-over-year total operating expenses is primarily attributable to an increase in research and development expense and depreciation and amortization expenses, offset by a decrease in selling, general and administrative expense. Total operating expense for the fiscal third quarter of 2016 remained flat as compared to the fiscal second quarter of 2016.
•	Net loss for the quarter ended June 30, 2016 was $3.4 million, or $0.14 per share, compared with a net loss of $1.7 million, or $0.08 per share for the quarter ended June 30, 2015 and a net loss of $3.5 million, or $0.14 per share for the quarter ended March 31, 2016.

•	Excluding non-cash expenses, Adjusted EBITDA for the quarter ended June 30, 2016 was negative $2.6 million compared to a negative Adjusted EBITDA of $479 thousand for the same quarter last year and a negative Adjusted EBITDA of $2.8 million in the prior fiscal quarter. See below for information regarding non-GAAP measures.
•	Cash and cash equivalents as of June 30, 2016 totaled $7.1 million as compared to $9.8 million at March 31, 2016. The decrease in cash balances is due primarily to the use of cash to fund operations.
•	Net cash used in operating activities in the fiscal third quarter of 2016 was $2.2 million. This compares with $1.3 million for the corresponding prior-year period.

Nine-Month Financial Highlights:

•	The Company recorded nine-month revenues of $2.6 million, a decrease of 49% from the same period last fiscal year. The decrease in revenues was from a scheduled decrease in revenue from the two government contract awards of $925,000, one of which expired July 14, 2016 and one of which will expire August, 28 2016, and a decrease in revenues of $1.2 million related to the set up and marking of cotton. These decreases were offset by an increase in revenue in the DNA manufacturing for the diagnostic market of $242 thousand.
•	Operating expenses for the nine months ended June 30, 2016 decreased by approximately $229 thousand or 2% for the same period last fiscal year. The decrease is primarily attributable to a decrease in stock-based compensation expense associated with grants to employees during the nine month period ended June 30, 2015 as well as stock option modifications, offset by an increase in research and development expenses.
•	Net loss for the nine months ended June 30, 2016 was $9.8 million or $0.41 per share, compared with a net loss of $11.4 million or $0.63 per share for the nine months ended June 30, 2015.
•	Excluding non-cash expenses Adjusted EBITDA for the nine months ended June 30, 2016 would have been a negative $7.6 million compared with an Adjusted EBITDA of negative $3.4 million for the same period last year. See below for information regarding non-GAAP measures.

Recent Highlights:

•	On May 16, Applied DNA announced the expansion of its DNA marking of prestige cars through its Swedish distributor, Safesolution. A two–year contract for protecting a minimum of 2,000 vehicles per month was entered into, making these vehicles a harder target for thieves.
•	On June 6, Applied DNA appointed Dr. Barbara Brockway as Director of Personal Care. Dr. Brockway, an innovator and leader in the world of cosmetics formulations, will work to introduce authenticity and supply chain transparency to the personal care market.
•	On June 7, Applied DNA partnered with Palmetto Synthetics and Techmer PM launching its SigNature T DNA system in synthetic fibers and expanding its presence in the athletic apparel industry and automotive textile category. SigNature T DNA now tags natural and synthetic fibers at industrial scale and maintains a secure chain of custody as the product moves from source to fiber to product to consumer.
•	On July 6, Applied DNA signed an agreement with R&R Partnership Enterprises to protect against document fraud, theft and counterfeiting. R&R intends to market its ProveWrite document authentication system to protect evidentiary processes, and sensitive government documents.
•	On July 12, Applied DNA announced that it had shipped SigNature T DNA in the third quarter, guaranteeing purity to mark 10 million pounds of Acala cotton. Additionally Applied DNA will ship two new DNA transfer units in the fourth quarter of 2016 that will support gin expansion into new regions and cotton varieties.
•	On July 22, 2016, Applied DNA filed the 8K/A including the pro forma information as well as the audited financial statement for Vandalia, Inc.
•	On August 9, 2016, Applied DNA and BLC Leather Technology Centre announced that they had entered into a Memorandum of Understanding for the marking of animal pelts to ensure security of the supply chain.

Fiscal 2016 Third Quarter Conference Call Information

The Company will hold a conference call and webcast to discuss its fiscal 2016 third-quarter results on Thursday, August 11, 2016 at 4:30 PM ET. To participate on the conference call, please follow the instructions below. While every attempt will be made to answer investors’ questions on the Q&A portion of the call, due to the large number of expected participants, not all questions may be answered.

To Participate:

• Participant Toll Free: 1-877-317-6789

• Participant Toll: 1-412-317-6789

• Please ask to be joined to the Applied DNA Sciences earnings call

Live webcast: http://services.choruscall.com/links/apdn160811

Replay (available 1 hour following the conclusion of the live call):

• Participant Toll Free: 1-877-344-7529

• Participant Toll: 1-412-317-0088

• Participant Passcode: 10088956

• Webcast replay: http://services.choruscall.com/links/apdn160811

For those investors unable to attend the live call, a copy of the presentation is expected to be posted by end of business on August 12, 2016 and available under the “Investor Information” tab of the company’s web site.

About Applied DNA Sciences

We make life real and safe by providing botanical-DNA based security and authentication solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. Our patented DNA-based solutions can be used to identify, tag, track, and trace products, to help assure authenticity, traceability and quality of products. SigNature® DNA describes the platform ingredient that is at the heart of a family of uncopyable, security and authentication solutions such as SigNature® T and fiberTyping®, targeted toward textiles and apparel, DNAnet®, for anti-theft and loss prevention, and digitalDNA®, providing powerful track and trace. All provide a forensic chain of evidence, and can be used to prosecute perpetrators. We are also engaged in the large-scale production of specific DNA sequences using the polymerase chain reaction.

Go to adnas.com for more information, events and to learn more about how Applied DNA Sciences makes life real and safe. Common stock listed on NASDAQ under the symbol APDN, and warrants are listed under the symbol APDNW.

Forward Looking Statements

The statements made by APDN in this press release may be "forward-looking" in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe APDN's future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN's SEC reports and filings, including our Annual Report on Form 10-K filed on December 14, 2015, and our subsequent quarterly reports on Form 10-Q filed on February 10, 2016 and May 12, 2016 which are available at www.sec.gov. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Debbie Bailey, 631-240-8817, debbie.bailey@adnas.com

Sanjay Hurry, LHA 212-838-3777, shurry@lhai.com

media contact: Susan Forman, Dian Griesel Int’l., 212-825-3210, sforman@dgicomm.com web: www.adnas.com

twitter: @APDN

Tables to Follow

APPLIED DNA SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016	September 30, 2015
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$7,086,773	$7,312,184
Accounts receivable, net of allowance of $22,387 and $7,140 at June 30, 2016 and September 30, 2015, respectively	4,792,308	3,929,517
Inventory	126,870
Prepaid expenses and other current assets	136,783	293,351
Total current assets	12,142,734	11,535,052

Property, plant and equipment, net of accumulated depreciation of $1,161,120 at June 30, 2016 and $852,867 at September 30, 2015	805,761	572,107

Other assets:
Long term accounts receivables	360,000	1,500,000
Deposits	61,126	62,988
Goodwill	285,386	285,386
Intangible assets, net of accumulated amortization and impairment of $491,933 and $238,368 at June 30, 2016 and September 30, 2015, respectively	1,563,766	1,598,779

Total Assets	$15,218,773	$15,554,312

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,184,169	$2,385,006
Deferred revenue	848,782	282,050
Total current liabilities	3,032,951	2,667,056

Long term accounts payable	—	320,400

Total liabilities	3,032,951	2,987,456

Commitments and contingencies

Stockholders’ Equity
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of June 30, 2016 and September 30, 2015	—	—
Series A Preferred stock, par value $0.001 per share, 10,000,000 shares authorized; -0- issued and outstanding as of June 30, 2016 and September 30, 2015	—	—
Series B Preferred stock, par value $0.001 per share, 10,000,000 shares authorized; -0- issued and outstanding as of June 30, 2016 and September 30, 2015	—	—
Common stock, par value $0.001 per share; 500,000,000 shares authorized; 24,078,636 and 21,504,578 shares issued and outstanding as of June 30, 2016 and September 30, 2015, respectively	24,079	21,505
Additional paid in capital	233,564,055	224,186,760
Accumulated deficit	(221,402,312)	(211,641,409)
Total stockholders’ equity	12,185,822	12,566,856

Total Liabilities and Stockholders’ Equity	$15,218,773	$15,554,312

APPLIED DNA SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015

Revenues	$652,896	$2,267,671	$2,550,332	$5,028,234

Cost of revenues	121,260	129,015	304,611	129,015

Operating expenses:
Selling, general and administrative	2,707,420	3,222,692	8,616,246	10,323,809
Research and development	1,077,916	466,841	2,861,583	1,587,326
Depreciation and amortization	168,641	121,339	557,968	354,144

Total operating expenses	3,953,977	3,810,872	12,035,797	12,265,279

LOSS FROM OPERATIONS	(3,422,341)	(1,672,216)	(9,790,076)	(7,366,060)

Other income (expense):
Interest income (expense), net	2,660	5,052	9,567	(26,807)
Other (expense) income, net	52,670	(3,718)	19,606	(16,853)
Loss on conversion of promissory notes	-	-	-	(980,842)
Loss on change in fair value of warrant liability	-	-	-	(2,994,540)

Net loss before provision for income taxes	(3,367,011)	(1,670,882)	(9,760,903)	(11,385,102)

Provision for income taxes	-	-	-	-

NET LOSS	$(3,367,011)	$(1,670,882)	$(9,760,903)	$(11,385,102)

Net loss per share-basic and diluted	$(0.14)	$(0.08)	$(0.41)	$(0.63)

Weighted average shares outstanding-
Basic and diluted	24,075,225	21,444,335	23,563,164	18,075,506

APPLIED DNA SCIENCES, INC.

CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015

Net Loss	$(3,367,011)	$(1,670,882)	$(9,760,903)	$(11,385,102)

Interest (income) expense, net	(2,660)	(5,052)	(9,567)	26,807
Depreciation and amortization	168,641	121,339	557,968	354,144
Loss on change in fair value of warrant liability	—	—	—	2,994,540
Stock based compensation expense	525,186	1,057,097	1,522,304	3,595,631
Loss on conversion of promissory notes	—	—	—	980,842
Bad debt expense	83,934	18,971	106,247	21,750

Total non-cash items	775,101	1,192,355	2,176,952	7,973,714

Consolidated Adjusted EBITDA (loss)	(2,591,910)	(478,527)	(7,583,951)	(3,411,388)